SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
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Doral Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Doral Financial Corporation 1451 F.D. Roosevelt Avenue San Juan, Puerto Rico 00920-2717

March 17, 2003

Dear Stockholder:

      You are cordially invited to attend the annual meeting of stockholders of Doral Financial Corporation. This year the meeting will be held at the seventh floor of the Company’s corporate headquarters facility known as the Doral Financial Plaza located at 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico on Wednesday, April 23, 2003. The meeting will begin promptly at 11:00 a.m., local time.

      Doral Financial Corporation’s management considers the annual meeting an excellent opportunity to discuss your corporation’s progress and we encourage you to attend. Stockholders will have the opportunity to ask questions during the meeting.

      We also urge you to review the enclosed proxy statement and complete, sign and return your proxy card in the envelope provided, even if you plan to attend the meeting. Your vote is important, and the prompt return of your proxy card will ensure that your vote is counted. Your participation in the affairs of Doral Financial is an essential ingredient of our success. Please note that sending us your proxy will not prevent you from voting in person at the meeting should you so desire.

      We appreciate your interest and investment in Doral Financial Corporation and look forward to seeing you at the annual meeting.

Sincerely,

Salomón Levis
Chairman of the Board and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
About the Meeting
Security Ownership of Management and Principal Holders
Proposal 1 Election of Directors and Related Matters
Corporate Governance
Report of the Audit Committee
Executive Compensation
Summary Compensation Table
Performance Graph
COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
Proposal 2
Ratification of Independent Accountants
Other Matters
Stockholder Proposals
Annual Report

Doral Financial Corporation

1451 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Wednesday, April 23, 2003

      The annual meeting of stockholders of Doral Financial Corporation (“Doral Financial”) will be held at the seventh floor of the Doral Financial Plaza Building, 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico on Wednesday, April 23, 2003, beginning at 11:00 a.m., local time. At the meeting, stockholders will consider and act upon the following proposals:

           1. The election of eight directors of Doral Financial;

           2. The ratification of the selection of PricewaterhouseCoopers LLP as Doral Financial’s independent accountants for the fiscal year ending December 31, 2003; and

           3. Such other business as may properly come before the meeting or any adjournment thereof.

      Only stockholders of record as of the close of business on March 10, 2003 are entitled to notice of, and to vote at, the annual meeting or any adjournments. A list of these stockholders will be available for inspection for a period of 10 days prior to the annual meeting at the office of Doral Financial at the ninth floor, 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico, and will also be available for inspection at the meeting itself.

      IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

By order of the Board of Directors,

Richard F. Bonini
Senior Executive Vice President
and Secretary

Dated: March 17, 2003

DORAL FINANCIAL CORPORATION

1451 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717

PROXY STATEMENT

      This proxy statement contains information related to the annual meeting of stockholders of Doral Financial Corporation to be held on Wednesday, April 23, 2003, beginning at 11:00 a.m., local time, at the seventh floor of the Doral Financial Plaza Building, 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico and at any postponements or adjournments thereof. Doral Financial anticipates that this proxy statement and the accompanying form of the proxy will be mailed to stockholders commencing on or about March 20, 2003.

About the Meeting

What is the purpose of the annual meeting?

      At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors and the ratification of Doral Financial’s independent auditors. In addition, Doral Financial’s management will report on the performance of Doral Financial during 2002 and respond to appropriate questions from stockholders.

Who is entitled to vote?

      Only stockholders of record at the close of business on the record date, March 10, 2003, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

      Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring appropriate documentation from your broker or nominee to personally vote at the meeting.

What constitutes a quorum?

      The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 71,877,648 shares of common stock of Doral Financial were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter.

How do I vote?

      If you complete and properly sign the accompanying proxy card and return it to Doral Financial, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

Can I change my vote after I return my proxy card?

      Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Doral Financial either a notice of revocation or a duly executed proxy, bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

      Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this proxy statement. The Board recommends a vote:

•	for the election of the nominated slate of eight directors (see page 6); and

•	for ratification of the appointment of PricewaterhouseCoopers LLP as Doral Financial’s independent auditors (see page 22).

      With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

      Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will have no legal effect on the election of directors.

      Ratification of Independent Auditors and Other Items. For the ratification of Doral Financial’s independent auditors and any other item voted upon at the annual meeting, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. Abstentions will not be voted for any such matter. Accordingly, abstentions will have the same legal effect as a negative vote. Broker non-votes will not be counted in determining the number of shares necessary for approval.

Who will bear the costs of soliciting proxies for the Annual Meeting?

      The cost of soliciting proxies for the annual meeting will be borne by Doral Financial. In addition to the use of the mails, proxies may be solicited personally or by telephone, by officers and employees of Doral Financial who will not receive any additional compensation for their services. Proxies and proxy material will also be distributed at the expense of Doral Financial by brokers, nominees, custodians and other similar parties.

Security Ownership of Management and Principal Holders

      The following table shows, as of February 15, 2003, the amount of Doral Financial’s common stock beneficially owned (unless otherwise indicated in the footnotes) by each director, nominee for director, executive officer named in the Cash Compensation Table and 5% shareholder of Doral Financial, and by all directors and executive officers of Doral Financial as a group. The information is based on reports filed with the SEC and information provided by the persons named below. No director, nominee or executive officer owned shares of preferred stock of Doral Financial as of such date.

	Amount and Nature	Percent
Name of Beneficial Owner	of Beneficial Ownership(1)(2)	of Class

Management
Salomón Levis(3)	1,303,833	1.8%
Richard F. Bonini	1,106,965	1.5%
Mario S. Levis(3)(4)	1,529,058	2.1%
Zoila Levis(3)	1,102,497	1.5%
David Levis(3)(5)	1,285,018	1.8%
Edison Vélez	55,500	**
Edgar M. Cullman, Jr.(6)	8,198,083	11.4%
John L. Ernst(6)	8,198,083	11.4%
Efraim M. Kier	8,250	**
A. Brean Murray	—	—
John B. Hughes	—	—
Harold D. Vicente	22,350	**
All directors, nominees and executive officers as a group, consisting of 18 persons, including those named above	14,687,793	19.9%

Other Principal Holders
Edgar M. Cullman(6)	8,198,083	11.4%
387 Park Avenue South
New York, NY 10016
Louise B. Cullman(6)	8,198,083	11.4%
387 Park Avenue South
New York, NY 10016
Susan R. Cullman(6)	8,198,083	11.4%
387 Park Avenue South
New York, NY 10016
Frederick M. Danziger(6)	8,198,083	11.4%
2 East 73rd Street
New York, NY 10021
Lucy C. Danziger(6)	8,198,083	11.4%
2 East 73rd Street
New York, NY 10021
Cullman and Ernst Group(7)	8,198,083	11.4%
387 Park Avenue South
New York, NY 10016
Levis Family(3)	5,285,594	7.2%
1451 F.D. Roosevelt Avenue
San Juan, Puerto Rico
FMR Corp.(8)	7,184,703	9.9%
Edward C. Johnson, III
Abigail P. Johnson
Fidelity Management & Research Company
82 Devonshire Street
Boston, MA 02109

**	Represents less than 1% of Doral Financial’s outstanding Common Stock.

      (1) Except as noted in the footnotes below, the information is based on the SEC’s definition of “beneficial ownership”, which is broader than ownership in the usual sense. For example, under SEC rules you beneficially own stock not only if you hold it directly, but also if you indirectly (through a relationship, a position as a director or trustee or a contract or an understanding) have or share the power to vote the stock or to sell it, or if you have the right to acquire it within 60 days. Where more than one person shares investment and voting power in the same shares or if such shares are owned by any member of the Cullman and Ernst Group, such shares are shown more than once. Such shares are reflected only once, however, in the total for all directors and officers as a group.

       Certain of the persons named in the table disclaim beneficial ownership of some of the shares included in the table as follows:

•	Salomón Levis, Zoila Levis, David Levis, Mario S. Levis, David R. Levis and Aidiliza Levis each disclaim beneficial ownership of all shares reflected as owned by the Levis Family that are not owned by them directly.

•	Edgar M. Cullman, Jr. — 3,463,592 shares in which he holds shared investment and/or voting power and 4,189,914 shares in which he holds no investment or voting power other than the understanding referred to in footnote(7).

•	John Ernst — 752,172 shares in which he holds shared investment and/or voting power and 7,005,619 shares in which he holds no investment or voting power other than the understanding referred to in footnote(7).

•	Edgar M. Cullman — 3,791,394 shares in which he holds shared investment and/or voting power and 4,163,166 shares in which he holds no investment and/or voting power other than the understanding referred to in footnote(7).

•	Louise B. Cullman — 309,758 shares in which she holds shared investment and/or voting power and 4,528,990 shares in which she holds no investment or voting power other than the understanding referred to in footnote(7).

•	Susan R. Cullman — 3,368,070 shares in which she holds shared investment and/or voting power and 4,291,563 shares in which she holds no investment or voting power other than the understanding referred to in footnote(7).

•	Frederick M. Danziger — 591,408 shares in which he holds shared investment and/or voting power and 7,217,230 shares in which he holds no investment or voting power other than the understanding referred to in footnote(7).

•	Lucy C. Danziger — 3,622,908 shares in which she holds shared investment and/or voting power and 3,976,375 shares over which she has no investment or voting power other than the understanding referred to in footnote(7).

      (2) Includes the number of shares that could be purchased by exercise of stock options exercisable at February 15, 2003 or within 60 days after that date under Doral Financial’s stock option plan as follows: Salomón Levis — 828,000 shares, Zoila Levis — 414,000 shares, Richard F. Bonini — 385,500 shares, Mario S. Levis — 327,750 shares, Edison Vélez — 55,500 shares, and for all directors, nominees and executive officers as a group — 2,026,900 shares. Also includes shares held under Doral Financial’s profit sharing plans that are subject to transfer restrictions as follows: Zoila Levis — 181 shares, Richard F. Bonini — 205 shares, Mario S. Levis — 190 shares, and for all directors nominees and executive officers as a group — 1,222 shares.

      (3) Salomón Levis, the Chairman of the Board and Chief Executive Officer of Doral Financial, Zoila Levis, the President of Doral Financial and David Levis, a director emeritus of Doral Financial and the former Chairman of the Board and Chief Executive Officer of Doral Financial, are siblings. Mario S. Levis and David R. Levis are sons of David Levis and nephews of Salomón Levis and Zoila Levis. As of February 15, 2003, Salomón Levis, Zoila Levis, David Levis, Mario S. Levis, David R. Levis and Aidiliza Levis beneficially owned an aggregate of 5,285,594 shares (including 1,584,750 shares subject to stock options exercisable at February 15, 2003 or within 60 days thereof) of common stock or approximately 7.2% of the outstanding common stock of Doral Financial, assuming exercise of outstanding stock options held by such persons. Included among the shares reported as beneficially owned by Levis Family members are 47,333 shares, including 10,500 shares subject to stock options, owned by Aidiliza Levis who is not listed as an executive officer of Doral Financial. She is the daughter of David Levis, the sister of Mario S. Levis and David R. Levis and the niece of Salomón Levis and Zoila Levis. Salomón Levis, Zoila Levis, Mario S. Levis, David Levis, Aidiliza Levis and David R. Levis have filed a Schedule 13D with the SEC stating that there is no agreement or understanding among the members of the Levis family regarding the holding or voting of the shares of common stock held by them other than an informal understanding to consult with each other regarding the voting and disposition of the shares owned by each of them. Each of the members of the Levis family listed above disclaims that the members of the family constitute a group for purposes of the Securities Exchange Act of 1934, assert that each such person has sole voting and investment power with respect to the respective shares of common stock owned by them and each disclaims any beneficial interest in the shares of common stock owned by members of the family.

      (4) Includes 1,650 shares of common stock owned by the spouse of Mario S. Levis.

      (5) David Levis is a director emeritus of Doral Financial and is the former Chairman of the Board and Chief Executive Officer of Doral Financial.

      (6) Member of the Cullman and Ernst Group. Edgar M. Cullman is the father of Edgar M. Cullman, Jr., Susan R. Cullman and Lucy C. Danziger, the husband of Louise B. Cullman, and the uncle of John L. Ernst. Lucy C. Danziger is the wife of Frederick M. Danziger.

      (7) As of February 15, 2003, a group consisting of Edgar M. Cullman, his son Edgar M. Cullman, Jr., a director of Doral Financial, direct members of their families and trusts for their benefit, Mr. John L. Ernst, also a director of Doral Financial, his sister and direct members of their families and trusts for their benefit owned an aggregate of 8,198,083 shares of common stock or approximately 11.4% of the outstanding common stock. Among others, Messrs. Cullman and Cullman, Jr. and their wives, Mr. Ernst and to a lesser extent Mr. Danziger (who is a member of the Cullman and Ernst Group), hold investment and voting power or shared investment and voting power over such shares. Mr. Danziger is the brother-in-law of Mr. Edgar M. Cullman, Jr. and a former director of Doral Financial. A Schedule 13D filed with the SEC on behalf of the Cullman and Ernst Group states that there is no formal agreement governing the group’s holding and voting of such shares, but that there is an informal understanding that the persons and trusts included in the group will hold and vote together the shares owned by each of them in each case subject to any applicable fiduciary responsibilities.

      (8) Based on information contained in a Schedule 13G filed with the SEC jointly by FMR Corp., Fidelity Management & Research Company, Edward C. Johnson, III and Abigail P. Johnson. FMR is the parent corporation of Fidelity Management & Research Company and members of the Johnson family and trusts for their benefit are the predominant owners of the voting stock of FMR. Edward C. Johnson and Abigail P. Johnson are also directors of FMR. According to the Schedule 13G, Fidelity Management & Research Company is the beneficial owner of 7,168,250 shares or approximately 9.98% of common stock of Doral Financial as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. According to the Schedule 13G, the interest of one of those investment companies, Fidelity Low Priced Stock Fund amounted to 4,377,750 shares or approximately 6.1% of the outstanding common stock of Doral Financial. According to the Schedule 13G, Edward C. Johnson III and FMR Corp., through their control of Fidelity Management Trust Company each has sole dispositive power over 16,200 shares owned by certain institutional accounts for which Fidelity Management Trust Company serves as investment manager. In addition, Geode Capital Management, LLC, 53 State Street, Boston, Massachusetts 02109, is the beneficial owner of 253 shares of common stock of Doral Financial. The managers of Geode and the members of its investment managers, Fidelity Investors Management, LLC are certain shareholders and employees of FMR Corp.

Proposal 1

Election of Directors and Related Matters

Election of Directors

      John B. Hughes was appointed to the Board of Directors on December 2, 2002 and the size of the Board was increased to nine directors. A. Brean Murray, a director of Doral Financial since 1994, has decided not to stand for reelection. In connection with his decision, the Board of Directors voted to reduce the size of the board from nine to eight directors. The Board of Directors thanks Mr. Murray for his excellent service to Doral Financial.

      At the annual meeting, eight directors comprising the entire Board of Directors of Doral Financial are to be elected. The Board of Directors has proposed the nominees listed below for election as directors to serve until the 2004 annual meeting or until their successors are duly elected and qualified. All of the nominees currently are members of the Board of Directors and all the nominees were recommended for election or reelection, as applicable, by the Nominating and Corporate Governance Committee of the Board of Directors.

      Unless otherwise specified in the accompanying form of proxy, proxies solicited hereby will be voted for the election of the nominees listed below. Each of the nominees has agreed to serve for a one year term. If any of them should become unable to serve as a director, the Board of Directors may designate a substitute nominee. In that case, the proxies shall be voted for a substitute nominee or nominees to be designated by the Board of Directors. If no substitute nominees are available, the size of the Board of Directors will be reduced.

      Other than Mr. Bonini’s employment agreement, which requires the Board of Directors of Doral Financial to nominate him for election as a director, there are no arrangements or understandings between Doral Financial and any person pursuant to which such person has been elected a director.

      The following table sets forth as of February 15, 2003, certain information with respect to each nominee for director.

		Director
Name	Principal Occupation and Other Information	Since

Salomón Levis(1)	Chairman of the Board and Chief Executive Officer of Doral Financial since February 1990; Chairman of the Board of Doral Bank, Doral Bank, FSB, Doral Securities, Inc., Sana Investment Mortgage Bankers, Inc., Doral Insurance Agency, Inc., and Doral Money, Inc., each a direct or indirect wholly-owned subsidiary of Doral Financial; President and Chief Executive Officer of Doral Financial (1989 — 1991); Chairman of the Board, Doral Mortgage Corporation, a wholly- owned subsidiary of Doral Financial (1988 — 1990); President and Chief Operating Officer, Doral Mortgage Corporation (1985 — 1988). Age 60.	1988

		Director
Name	Principal Occupation and Other Information	Since

Richard F. Bonini	Senior Executive Vice President of the Corporation since 1988; Chief Financial Officer of Doral Financial since April 1996 and Secretary of Doral Financial since December 1991; Director and Secretary of Doral Mortgage Corporation, Doral Bank and Doral Bank, FSB; President of Doral Money, Inc.; Consultant to Culbro Corporation (1989 — 1990); Senior Vice President, Culbro Corporation and Vice President of Doral Financial (1976 — 1988). Mr. Bonini was formerly a director of Search Capital Group (automobile financing), which filed for relief from its creditors under Chapter 11 of the Federal Bankruptcy Code in February 1998. Age 64.	1976
Edgar M. Cullman, Jr.(2)	President and Chief Executive Officer of General Cigar Holdings, Inc. since December 1996; Chief Executive Officer Culbro Corporation from April 1996 to December 1996; President, Culbro Corporation from 1984 to December 1996; Executive Vice President, Culbro Corporation (1983 — 1984); President, General Cigar & Tobacco Co. (1980 — 1983); Director, General Cigar Holdings, Inc., and Bloomingdale Properties, Inc. (investments and real estate). Age 56.	1988
John L. Ernst(2)	Chairman of the Board and President of Bloomingdale Properties, Inc., since September 1984; Director, Griffin Land & Nurseries, Inc. Age 62.	1989
John B. Hughes	Vice President — Risk Management of the American Express Company since 2002; Vice President and Assistant Treasurer, American Express International Bank from 1995 to 2002; Director of Doral Bank, FSB from October 2000 to December 2002. Age 47.	2002
Efraim Kier	President and Chief Executive Officer of A&M Holdings, Inc., San Juan, Puerto Rico (real estate development and management) since 1962. Age 73.	1998
Zoila Levis(1)	President of Doral Financial since August 1991; Director of Doral Bank, Doral Insurance Agency, Inc. and Doral Securities, Inc.; Executive Vice President of Doral Financial from January 1990 to August 1991; President of Z. Levis Assoc. (real estate development) from January 1985 to December 1989. Age 55.	1991
Harold D. Vicente	Attorney in private practice with the law firm of Vicente & Cuebas, San Juan, Puerto Rico, for more than the past five years. Age 57.	2000

(1)	Zoila Levis is the sister of Salomón Levis.
(2)	Edgar M. Cullman, Jr. and John L. Ernst are cousins.

Corporate Governance

      Doral Financial’s affairs are managed by, or are under the direction of, the Board of Directors pursuant to the General Corporation Law of the Commonwealth of Puerto Rico and Doral Financial’s by-laws. Members of the Board of Directors are kept informed of the company’s business through discussions with the Chairman, with the President, the Chief Financial Officer, and with other key members of management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

      Doral Financial has been reviewing its corporate governance policies and practices. This process includes comparing our current polices and practices to policies and practices suggested by various groups or authorities active in corporate governance and practices of other public companies. Based upon this review, we expect to adopt changes that the Board of Directors believes are the best corporate governance policies and practices for Doral Financial. Doral Financial will adopt changes, as appropriate, to comply with the Sarbanes-Oxley Act of 2002 and any rule changes made by the Securities and Exchange Commission and the New York Stock Exchange.

Directors’ Meetings

      The Board of Directors held nine meetings during the year ended December 31, 2002. Each director attended at least 75% of the total number of meetings of the Board and of all committees on which he or she served during such period.

Board Compensation

      Each member of the Board of Directors who is not an employee of Doral Financial receives an annual stipend of $18,000. Members of the audit committee receive an additional $6,000 annual stipend. Members of other committees are paid a fee of $1,000 for each committee meeting attended on days when a regular Board meeting is not being held.

Indemnification of Directors

      Doral Financial has obtained directors and officers liability insurance for its directors and officers. Doral Financial’s Restated Certificate of Incorporation contains a provision that exempts directors from personal liability for monetary damages to Doral Financial or its shareholders for violations of the duty of care, to the fullest extent permitted by the Puerto Rico General Corporation Law. Doral Financial has also agreed to indemnify its directors and officers for certain liabilities to the fullest extent permitted by Puerto Rico law.

Board Committees

      The Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance committees. The Audit Committee met seven times, the Compensation Committee met twice and the Nominating and Corporate Governance Committee met once during 2002.

      The Functions of the Audit Committee are described below under the caption “Report of the Audit Committee.” The members of the Audit Committee are Messrs. Cullman, Jr., Hughes, Kier and Vicente. During the year, the Board examined the composition of the Audit Committee in light of the New York Stock Exchange’s existing listing standards governing audit committees. Based upon this examination, the Board confirmed that all members of the Audit Committee met the New York Stock Exchange’s existing standards for independence. The Board of Directors has also determined that each member is financially literate and that at least one member of the Audit Committee meets the New York Stock Exchange’s standard of having accounting or related financial management expertise. Under proposed New York Stock Exchange rules, audit committee members may not receive any advisory or consulting fees for services to Doral Financial. In the past, Mr. Vicente’s law firm has rendered legal services to Doral Financial. Mr. Vicente has agreed with the Board that commencing on January 1, 2003, his firm will no longer render any legal services to Doral Financial. The Audit Committee operates pursuant to a written charter, a copy of which will be provided to shareholders upon written request.

      The functions of the Nominating and Corporate Governance Committee include: making recommendations to the Board of Directors as to the size of the Board of Directors, recommending to the Board of Directors nominees for election as directors and making recommendations to the Board of Directors from time to time as to matters of corporate governance. This committee will consider qualified candidates for directors suggested by shareowners in written submissions to our corporate Secretary. To date, the Committee has not developed any formal procedures for such submissions. The current members of the Nominating and Corporate Governance Committee are Messrs. Hughes, Kier and Vicente, each of whom has been determined to be independent by the Board of Directors.

      The Compensation Committee is charged with reviewing Doral Financial’s general compensation strategy, reviewing benefit programs, administering Doral Financial’s stock option plan, approving the compensation of the Chief Executive Officer and approving certain other employment contracts for senior executive officers. The members of the Compensation Committee are Messrs. Ernst, Hughes and Kier, each of whom has been determined to be independent by the Board of Directors.

      The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee and for the Compensation Committee setting out the functions that each of these committees is to perform. Copies of the charters may be obtained by requesting a copy in writing from our corporate Secretary.

Compensation Committee Interlocks and Insider Participation

      Neither of Messrs. Ernst, Hughes or Kier is or was during 2002 an executive officer of Doral Financial. Since January 1, 2002, none of the executive officers of Doral Financial has served as a director, executive officer or compensation committee member of another entity which had an executive officer who served as a compensation committee member or director of Doral Financial.

Certain Relationships and Related Transactions

      Mr. Harold D. Vicente is a partner in the law firm of Vicente & Cuebas, which rendered legal services to Doral Financial during 2002.

      Mr. Cullman, Jr. is a director and executive officer of General Cigar Holdings, Inc., a subsidiary of which leases space in a commercial building in New York City to Doral Bank, FSB, Doral Financial and Doral Money for use as a bank branch and administrative offices. These lease payments paid to General Cigar Holdings during 2002 were $780,346 and represented less than 5% of the consolidated gross revenues of General Cigar Holdings or of Doral Financial. Doral Financial believes that the lease terms are no less favorable to Doral Financial than those that could be obtained from non-affiliated parties based on lease terms offered by landlords to unaffiliated tenants for comparable properties in the New York Metropolitan area.

      During 2002, Aidiliza Levis, the daughter of David Levis, the former Chairman of the Board and a director emeritus of Doral Financial, sister of Mario S. Levis, a Senior Executive Vice President and Treasurer of Doral Financial, and of David R. Levis, the President of HF Mortgage Bankers Division, and the niece of Salomón Levis and Zoila Levis, the Chairman of the Board and President, respectively, of Doral Financial, was employed as the President of Centro Hipotecario, Inc., a wholly-owned subsidiary of Doral Financial. During 2002, she received compensation of $746,450 (including contributions to Doral Financial’s Retirement and Incentive Savings Plan), consisting of $95,013 in basic salary and benefits and $651,437 in incentive compensation.

      On February 23, 2002, David R. Levis was appointed the President of Doral Financial’s HF Mortgage Bankers Division. David R. Levis is the son of David Levis, the brother of Mario S. Levis, and the nephew of Salomón Levis and Zoila Levis. During 2002, he received compensation of $446,827 (including contributions to Doral Financial’s Retirement and Incentive Savings Plan), consisting of $94,585 in basic salary and benefits and $352,242 in incentive compensation.

      In 2002, Doral Financial made a contribution of $125,000 to Fundación Chana Goldstein y Samuel Levis, Inc., a Puerto Rico not-for-profit corporation engaged in various charitable activities in Puerto Rico addressing homelessness, substance abuse, violence and high-school drop-out problems. Salomón Levis, Zoila Levis and David Levis are members, among others, of the board of trustees of Fundación Chana Goldstein y Samuel Levis, Inc., and Maria Fernanda Levis, a daughter of David Levis, is the executive director of this entity.

      From time to time, Doral Financial or its subsidiaries make mortgage loans to persons who purchase homes in residential housing projects developed by entities controlled by Efraim Kier, a director of Doral Financial, and Arturo Madero, the spouse of Zoila Levis, the President of Doral Financial. All such loans have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions for persons purchasing homes in projects developed by unaffiliated persons. Management believes that these loans do not involve more than the normal risk of collectibility or present other unfavorable features.

      Doral Bank and Doral Bank, FSB, each a wholly-owned subsidiary of Doral Financial, have had, and expect to have in the future banking transactions in the ordinary course of business with directors and executive officers of Doral Financial as well as their affiliated entities. All extensions of credit to any of these persons by Doral Bank or Doral Bank, FSB have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management, these transactions do not involve more than the normal risk of collectibility or present other unfavorable features.

      The following table shows certain information with respect to mortgage loans made by Doral Financial’s mortgage banking units to executive officers of Doral Financial and to certain related interests of directors and executive officers of Doral Financial. The table does not include loans made in the ordinary course of business by Doral Financial’s banking subsidiaries or loans sold to investors prior to January 1, 2002. Doral Financial believes that all such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons. Management believes that these loans do not involve more than the normal risk of collectibility or present other unfavorable features.

	Year Loan	Highest Principal		Principal Balance		Interest
Name and Position	Made	Amount During 2002		At 12/31/02		Rate

Salomón Levis, Chairman of the Board and CEO	2002	$800,000	(1)	$794,855	(2)	6.50%
Salomón Levis, Chairman of the Board and CEO	2002	500,000	(1)	496,784	(2)	6.50%
Zoila Levis, President	2001	153,484	(1)	147,143	(2)	6.875%
Mario S. Levis, Senior Executive, Vice President and Treasurer	2002	216,807	(1)	211,280	(2)	7.125%
Ricardo Meléndez, Executive Vice President	2001	99,006	(1)	95,222		6.5%
Edison Vélez, Executive Vice President	2001	199,299	(1)	187,756		6.95%
Luis Aponte, Controller	2002	245,400	(1)	244,331		6.75%
Luis Aponte, Controller	2002	46,400	(1)	46,037	(2)	6.75%
River Hills, S.E.(3)	2001	892,165		842,165		1.5% over prime
Costa Real, S.E.(3)	2000	60,000		48,000		0.5% over prime

(1)	Loan secured by residential mortgage.

(2)	Loan was sold to investor during 2002 and is being serviced by Doral Financial.

     (3) Partnership controlled by Arturo Madero, the spouse of Zoila Levis, the President and a director of Doral Financial. These loans are construction or land loans and secured by real estate mortgages.

Report of the Audit Committee

      The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Doral Financial under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Doral Financial specifically incorporates this Report by reference therein.

      During fiscal 2000, the Audit Committee of the Board of Directors developed a written charter for the Audit Committee, which was approved by the full Board on June 5, 2000 and amended and restated on February 1, 2001. The complete text of the charter, as amended and restated, which reflects standards set forth in SEC regulations and New York Stock Exchange listing rules, will be provided to shareholders upon written request.

      The role of the Audit Committee is to assist the Board of Directors in its oversight of Doral Financial’s financial reporting process. As set forth in the charter, management of Doral Financial is responsible for the preparation, presentation and integrity of Doral Financial’s financial statements, Doral Financial’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing Doral Financial’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

      In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee discussed with PricewaterhouseCoopers LLP matters related to their independence and has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standard Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect and considered whether any other non-audit services provided by PricewaterhouseCoopers LLP is compatible with maintaining the auditor’s independence.

      The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of Doral Financial’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with accounting principles generally accepted in the United States or that Doral Financial’s auditors are in fact “independent.”

      Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the charter, the Committee recommended to the Board that the audited financial statements of Doral Financial be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 to be filed with the Securities and Exchange Commission.

Members of the Audit Committee

Edgar Cullman, Jr., Chairman
John B. Hughes
Efraim Kier
Harold Vicente, Esq.

Dated: March 17, 2003

Executive Officers Who Are Not Directors

      The following information is supplied with respect to the executive officers of Doral Financial who do not serve on Doral Financial’s Board of Directors. There are no arrangements or understandings pursuant to which any of these executive officers was selected as an officer, except for their employment agreements with Doral Financial. None of the executive officers shown below is related to any other director or executive officer of Doral Financial by blood, marriage or adoption, except that Mario S. Levis and David R. Levis are nephews of Salomón Levis and Zoila Levis and are brothers.

	Principal Occupation
Name	During the Past Five Years	Age

Luis Aponte	Corporate Controller since August 2002; Financial Controller of Doral Financial and Doral Mortgage Corporation from December 1998 to August 2002; Vice President — Controller of Economic Development Bank for Puerto Rico from May 1993 to December 1998.	45
Israel Bravo	Executive Vice President — Information Technology since April 2002; Director of Doral Bank; Executive Vice President of Doral Bank from June 2000 to March 2002; Senior Vice President of Doral Bank from September 1993 to June 2000.	39
Mario S. Levis	Senior Executive Vice President of Doral Financial since April 2002 and Treasurer of Doral Financial since December 1991; Executive Vice President of Doral Financial from September 1995 to April 2002; Director of Doral Securities, Inc.; Executive Vice President of Doral Mortgage Corporation; Senior Executive Trader of Doral Financial from 1988 to December 1991; Trader, Merrill Lynch Pierce Fenner & Smith Incorporated (1987 — 1988).	39
David R. Levis	President, HF Mortgage Bankers Division since February 2002; Senior Vice President of HF Mortgage Bankers Division from April 2000 to January 2002; Vice President — Production of HF Mortgage Bankers Division from January 1999 to April 2000; Loan Processing Supervisor with HF Mortgage Bankers Division from March 1998 to January 1999.	30
Ricardo Meléndez	Executive Vice President since August 2002 and Chief Accounting Officer of Doral Financial since July 1995; Senior Vice President of Doral Financial from July 1995 to August 2002; Chief Financial Officer of Doral Bank, a wholly-owned subsidiary of Doral Financial from September 1993 to July 1995; Senior Assistant to CEO and CFO of Doral Financial from May 1991 to September 1993; Auditor, Price Waterhouse from July 1986 to May 1991.	44
Fernando Rivera Munich	Executive Vice President since August 2002 and General Counsel, Senior Compliance Officer and Assistant Secretary since March 1999; Senior Vice President from March 1999 to August 2002; Vice-Chairman of Doral Bank since January 2003; President of Doral Insurance Agency since December 2000; Special Counsel, McConnell Valdés (law firm) from August 1998 to February 1999; Vice President and General Counsel, Citibank (Puerto Rico branch), Central and Caribbean region from July 1990 to July 1998.	49
Frederick C. Teed	Executive Vice President — Banking Operations since March 1996; Director of Doral Bank; Federal Thrift Regulator, Office of Thrift Supervision, Department of the U.S. Treasury, for more than five years prior thereto.	45
Edison Vélez	Executive Vice President of Doral Financial and Chief Executive Officer of Doral Mortgage Corporation since March 2002; President of Doral Mortgage for more than five years prior thereto.	41

Section 16(a) Beneficial Ownership Reporting Compliance

      Based on reports filed with the SEC and information obtained from officers and directors of Doral Financial, Doral Financial is not aware of any failure by the executive officers or directors of Doral Financial to file on a timely basis any reports required to be filed by Section 16(a) of Securities Exchange Act of 1934 with respect to beneficial ownership of shares of Doral Financial except for one late report for Ricardo Meléndez relating to the exercise of stock options to acquire 5,000 shares and two late reports by Fernando Rivera Munich relating to the exercise of stock options to acquire 7,875 shares.

Executive Compensation

Board Compensation Committee Report on Executive Compensation

      The following Board Compensation Committee Report on Executive Compensation and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and shall not be deemed incorporated by reference into any other filing of Doral Financial under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Doral Financial specifically incorporates this Report therein and shall not otherwise be deemed filed under such Acts.

      Policies. The compensation policy of Doral Financial is to provide its executive officers and managers with a level of pay and benefits that will assure Doral Financial’s competitiveness and continued growth. This policy is designed to retain key executives critical to Doral Financial’s long-term success and attract and retain qualified personnel. Doral Financial competes for talented executives in the highly competitive financial services market where successful entrepreneurial executives are highly compensated. Doral Financial also competes for executives with a background in Puerto Rican financial services. To obtain and retain highly qualified and motivated executives, the Compensation Committee believes it is advisable to enter into employment agreements with senior executive officers that contain incentive arrangements which compensate highly for profitability and performance.

      The Compensation Committee develops and negotiates employment agreements with certain key executive officers. These employment agreements normally include base salaries and incentive compensation arrangements designed to reward management for achieving certain performance levels. In order to determine appropriate levels of executive compensation, the Compensation Committee considers various factors, including individual performance, and evaluates the progress of Doral Financial towards attaining its long-term goals. Generally, as a person’s level of responsibility increases, greater portions of total compensation are based on performance as opposed to base salaries and benefits. Compensation packages of executive officers have been structured to attempt to compensate them to a substantial extent on a combination of the profitability of Doral Financial as a whole or the productivity of their particular divisions or subsidiaries.

      The Compensation Committee also administers Doral Financial’s 1997 Employee Stock Option Plan. Under this plan, options may be granted to any employee of Doral Financial, including executive officers. Options are designed primarily as a retention device for employees and generally vest over two years. In December 1999 and in March 2002, the Committee voted to grant stock options to the four most senior executive officers of Doral Financial in order to tie a significant portion of their compensation to increases in the price of Doral Financial’s common stock realized by all of Doral Financial’s stockholders.

      Chief Executive Officer’s Compensation. On March 5, 2002, Doral Financial entered into a new two year employment agreement (the “2002 Employment Agreement”) with Salomón Levis, the Chief Executive Officer of Doral Financial, to replace the two year employment agreement that expired on December 31, 2001. The 2002 Employment Agreement became effective as of January 1, 2002 and terminates on December 31, 2003. As in the past, the Compensation Committee continues to believe that return on equity is of material importance to the overall long-term growth and profitability of Doral Financial. Accordingly, as with Mr. Levis’ prior employment agreements, in addition to a base annual salary, the 2002 Employment Agreement provides for a cash incentive bonus equal to 15% of Doral Financial’s adjustable net income over a minimum threshold of a 15% return on common stockholders’ equity. In the 2002 Employment Agreement, the Committee felt it was appropriate to increase the base annual salary from $1.5 million to $1.8 million. This decision was based on the excellent results achieved by Doral Financial under Mr. Levis’ tenure as chief executive officer as well as by the fact that while the size and complexity of Doral Financial’s operations have increased dramatically in recent years, Mr. Levis’ base salary had not increased since 1998. For similar reasons, the Committee felt it was appropriate to raise the maximum amount of incentive compensation payable in a year from $1.5 million to $1.8 million. In this regard, the Committee also considered the fact that the $1.5 million cap on annual incentive compensation contained in Mr. Levis’ employment agreement that terminated on December 31, 2001, was a significant reduction from the $3.0 million cap contained in the prior agreement which terminated in December 31, 1999.

      As in the prior agreement, the Committee felt that stock based compensation in the form of stock options should form an essential element of Mr. Levis’ overall compensation package. Accordingly, under the 2002 Employment Agreement Doral Financial granted Mr. Levis stock options to acquire 450,000 (as adjusted for stock splits) shares of Doral Financial’s common stock. The options have an exercise price of $24.11 per share, the closing price of the common stock on March 5, 2002, the date of grant (as adjusted for stock splits). The options vest over a two year period. The Committee feels that the use of stock options is an effective tool to further align the interests of senior management with those of stockholders because the value of the options are directly tied to increases in the price of Doral Financial’s stock. The amount of options granted under the 2002 Employment Agreement is less than the prior agreement by 150,000 shares. The Committee felt it was appropriate to reduce the amount of stock options in light of the increase in cash compensation in the form of base salary and incentive bonus.

      Section 162(m) of the Internal Revenue Code. The Committee has considered the impact of the provisions of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) that provides that compensation paid to a corporation’s chief executive officer or its four other most highly compensated executive officers may not be deducted for federal income tax purposes unless, in general, such compensation is performance based, is established by an independent committee of directors, is objective and the plan or agreement providing for such performance based compensation has been approved in advance by stockholders. Because as a Puerto Rico corporation Doral Financial is not required to pay federal income taxes except for any income related to the conduct of a trade or business in the United States, Section 162(m) should not limit the tax deductions available to Doral Financial for executive compensation in the near future.

Compensation Committee of the Board of Directors

John L. Ernst, Chairman
John B. Hughes
Efraim Kier

Dated: March 17, 2003

Employment Agreements and Other Compensation Arrangements

      Doral Financial entered into a two year employment agreement, dated as of March 5, 2002, with Salomón Levis, Chairman of the Board and Chief Executive Officer of Doral Financial, which became effective as of January 1, 2002 and expires on December 31, 2003. Under the terms of the agreement, Mr. Levis is entitled to receive annually a base salary of $1,800,000 plus incentive compensation equal to 15% of the amount of Doral Financial’s annual consolidated net income after taxes and after adding back incentive compensation payable to executive officers of Doral Financial (“Adjusted Net Income”) in excess of an amount equal to a 15% return on common stockholders’ equity. Mr. Levis’ annual salary and cash incentive compensation is subject to a maximum of $3.6 million per year. Under the terms of the agreement, Mr. Levis was also granted stock options to acquire 450,000 shares of common stock at an exercise price of $24.11 per share, the market price of the common stock on the date of grant.

      Doral Financial entered into a two year employment agreement dated as of March 5, 2002, with Zoila Levis, President of Doral Financial, which became effective as of January 1, 2002 and expires on December 31, 2003. Under the terms of the agreement, Zoila Levis is entitled to receive annually a base salary of $750,000 plus incentive compensation equal to 5% of Adjusted Net Income in excess of an amount equal to a 15% return on common stockholders’ equity. Ms. Levis’ annual salary and cash incentive compensation is subject to a maximum of $1.5 million per year. Under the terms of the agreement, Zoila Levis was granted stock options to acquire 225,000 shares of common stock at an exercise price of $24.11 per share, the market price of the common stock on the date of grant.

      Doral Financial entered into a two year employment agreement, dated as of March 5, 2002, with Richard F. Bonini, Senior Executive Vice President and Chief Financial Officer of Doral Financial, which became effective as of January 1, 2002 and expires on December 31, 2003. Pursuant to the terms of the agreement, Mr. Bonini is entitled to receive annually a base salary of $400,000 plus incentive compensation equal to 5% of Adjusted Net Income in excess of an amount equal to a 15% return on common stockholders’ equity. Mr. Bonini’s annual salary and cash incentive compensation is subject to a maximum of $625,000 per year. Under the terms of the agreement, Mr. Bonini was granted stock options to acquire 225,000 shares of common stock at an exercise price of $24.11 per share, the market price of the common stock on the date of grant. Mr. Bonini’s employment agreement also provides for a $30,000 annual payment in lieu of participation in a pension plan.

      Doral Financial entered into a two year employment agreement, dated as of March 5, 2002, with Mario S. Levis, Senior Executive Vice President and Treasurer of Doral Financial, which became effective as of January 1, 2002 and expires on December 31, 2003. Pursuant to the terms of the agreement, Mr. Levis is entitled to receive annually a base salary of $400,000 plus incentive compensation equal to 5% of Adjusted Net Income in excess of an amount equal to a 15% return on common stockholders’ equity. Mr. Levis’ annual salary and cash incentive compensation is subject to a maximum of $825,000 per year. Under the terms of the Agreement, Mr. Levis was granted stock options to acquire 202,500 shares of common stock at a price of $24.11 per share, the market price of the common stock on the date of grant.

      Doral Financial entered into an employment agreement, dated as of March 5, 2002, with Edison Vélez, Executive Vice President of Doral Financial and CEO of Doral Mortgage, which became effective on January 1, 2002 and expires on December 31, 2003. Pursuant to the terms of the agreement, Mr. Vélez is entitled to receive annually (i) a base salary equal to $250,000 and (ii) an incentive bonus equal to the lesser of (x) $300,000 and (y) 3% of the net income of Doral Mortgage over and above $3 million derived from mortgage banking activities. Pursuant to the agreement, one-half of the incentive bonus is deferred. Under the terms of the Agreement, Mr. Vélez was granted stock options to acquire 75,000 shares of common stock at a price of $24.11 per share, the market price of the common stock on the date of grant.

      Doral Financial entered into an employment agreement, dated as of April 1, 2002, with Frederick C. Teed, Executive Vice President of Doral Financial Corporation. The Agreement is for a 24 month term ending on April 6, 2004. Pursuant to the terms of the Agreement, Mr. Teed is entitled to a salary of $150,000 per year as well as a discretionary year end bonus.

      On February 23, 2002, David R. Levis was appointed President of Doral Financial’s HF Mortgage Bankers Division. Mr. Levis is entitled to a base annual salary of $91,400 per year and commissions and incentives based on the principal amount of loans closed and fees earned by the division he supervises.

      Each of the employment agreements with Salomón Levis, Zoila Levis, Mario S. Levis, Richard F. Bonini and Edison Vélez provide that if such agreements are terminated following a change of control of Doral Financial, the named executive officer would be entitled to receive all compensation due under the agreement for the calendar year in which such termination occurs. Under each of these agreements, except in the event of a change of control and except with respect to the second year of Zoila Levis’ agreement, the named executive must be employed for the entire year to receive any incentive compensation with respect to such year. In the case of Zoila Levis’ agreement, she is entitled to receive a pro rata share of the incentive compensation payable for the second year so long as she is employed by Doral Financial for at least the first six months of such year. For purposes of computing the incentive compensation under each of the employment agreements with Salomón Levis, Zoila Levis, Mario S. Levis and Richard F. Bonini, shares of nonconvertible preferred stock are not treated as common stockholders’ equity and the dividends payable on such preferred stock are treated as interest that reduces Adjusted Net Income. In the case of Frederick C. Teed’s employment agreement, in the event of a change of control involving Doral Financial, Mr. Teed is entitled to a lump sum payment equal to his basic salary for the remaining term of the Agreement.

      All references to the number of shares subject to options and share exercise prices have been adjusted to reflect the 3-for-2 stock split effective September 14, 2002.

Summary Compensation Table

      The following table includes information concerning the compensation of the Chief Executive Officer and each of the four other most highly compensated executive officers of Doral Financial. The compensation shown is for all services rendered in all capacities during the fiscal years ended December 31, 2002, 2001 and 2000.

						Long Term
						Compensation
	Annual Compensation
						Number of
Name and					Other Annual	Stock Options	All Other
Principal Position	Year	Salary	Bonus		Compensation(1)	Granted(2)	Compensation(5)

Salomón Levis	2002	$1,800,000	$1,800,000		$–0–	450,000	$27,786
Chairman of the Board and	2001	1,500,000	1,500,000		–0–	–0–	–0–
Chief Executive Officer	2000	1,500,000	1,500,000		–0–	–0–	19,088
Zoila Levis	2002	$750,000	$750,000		$–0–	225,000	$14,474
President and Chief Operating Officer	2001	500,000	600,000		–0–	–0–	3,810
	2000	500,000	600,000		–0–	–0–	16,691
Richard F. Bonini	2002	$400,000	$225,000		$–0–	225,000	$33,325
Senior Executive Vice President and	2001	390,000	210,000		–0–	–0–	35,250
Chief Financial Officer	2000	390,000	210,000		–0–	–0–	30,000
Mario S. Levis	2002	$400,000	$425,000		$–0–	202,500	$6,822
Senior Executive Vice President and	2001	390,000	410,000		–0–	–0–	4,000
Treasurer	2000	390,000	410,000		–0–	–0–	8,177
Edison Vélez(3)	2002	$250,000	$300,000	(3)(4)	$–0–	75,000	$4,197
Executive Vice President and	2001	240,000	300,000	(3)(4)	–0–	–0–	3,023
CEO of Doral Mortgage	2000	240,000	300,000	(3)(4)	–0–	15,000	7,380

      (1) Amounts shown do not include amounts expended by Doral Financial pursuant to plans (including group life and health) that do not discriminate in scope, term or operation in favor of executive officers or directors of Doral Financial and that are generally available to all salaried employees. Amounts shown also do not include amounts expended by Doral Financial which may have a value as a personal benefit to the named individual. The value of perquisites and such other personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any individual named.

      (2) Represents shares subject to stock option grants, as adjusted for 3-for-2 stock split effective September 14, 2002.

      (3) Edison Vélez was appointed Executive Vice President of Doral Financial effective March 5, 2002. Prior to his appointment he served as President of Doral Mortgage Corporation, a wholly owned subsidiary of Doral Financial.

      (4) The amounts shown as bonus for Mr. Vélez include $150,000 that was deferred for each of the years shown.

      (5) Except in the case of Richard F. Bonini, the amounts shown represent Doral Financial’s contribution to the Doral Financial Corporation Retirement and Incentive Savings Plan, a profit sharing plan with a cash or deferred arrangement and to Doral Financial’s Target Benefit Pension Plan that was terminated during 2001 but certain contributions were made in 2002. The amount shown for Mr. Bonini includes a lump sum payment of $30,000 in lieu of participation in a pension plan.

Options Granted During 2002

      The table below shows the following information with respect to options granted during 2002 to Doral Financial’s Chief Executive Officer and to the other executive officers named in the Cash Compensation Table:

•	the number of shares of common stock underlying options granted during the year;

•	the percentage that such options represent of all options granted to employees during the year;

•	the exercise price;

•	the expiration date; and

•	the hypothetical present value, as of the grant date, of the options under the option pricing model discussed below.

      The hypothetical value of the options as of their date of grant has been calculated below, using the Black-Scholes option pricing model, as permitted by SEC rules, based upon a set of assumptions set forth in the footnote to the table. It should be noted that this model is only one method of valuing options, and Doral Financial’s use of the model should not be interpreted as an endorsement of its accuracy. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.

		% of Total
		Options
	Number of	Granted to	Exercise		Hypothetical
	Options	Employees in	Price	Expiration	Value at
Name	Granted	Fiscal Year	($/Share)	Date	Grant Date(1)

Salomón Levis	450,000	38.2%	$24.11	3/5/12	$3,433,500
Zoila Levis	225,000	19.1%	24.11	3/5/12	1,716,750
Richard F. Bonini	225,000	19.1%	24.11	3/5/12	1,716,750
Mario S. Levis	202,500	17.2%	24.11	3/5/12	1,545,075
Edison Vélez	75,000	6.4%	24.11	3/5/12	572,250

     (1) The estimated present value at grant date of options granted during 2002 has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: estimated time until exercise of four years; a risk-free rate of return of 4.16%; a volatility rate of 38%, a dividend yield of 1.52% and a four year option term. The approach used in developing the assumptions upon which the Black-Scholes valuation was done is consistent with the requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.”

Options Exercises and Values for 2002

      The table below sets forth the following information for the persons named in the Cash Compensation Table at December 31, 2002:

•	the total number of exercisable and unexercisable stock options held at December 31, 2002; and

•	the aggregate dollar value of in-the-money exercisable and unexercisable options at December 31, 2002.

      None of the executive officers named in the Cash Compensation Table exercised any stock options during 2002. There were no out-of-the money stock options outstanding as of December 31, 2002.

					Value of Unexercised
			No. of Unexercised		In-the-Money
	No. of Shares		Options at 12/31/02		Options at 12/31/02(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Salomón Levis	–0–	–0–	828,000	225,000	$13,725,600	$1,010,250
Zoila Levis	–0–	–0–	414,000	112,500	6,862,800	505,125
Richard F. Bonini	–0–	–0–	385,500	112,500	6,257,475	505,125
Mario S. Levis	–0–	–0–	327,750	101,250	5,229,788	454,613
Edison Vélez	–0–	–0–	55,500	37,500	533,925	168,375

     (1) In accordance with SEC rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $28.60, the last sales price reported for the common stock on the NASDAQ National Market System on December 31, 2002.

Equity Compensation Plan Information

      The following table provides information as of December 31, 2002, regarding shares of common stock that may be issued to all Doral Financial employees under its 1997 Employee Stock Option Plan, its only equity based compensation plan currently in effect. During 2002, Doral Financial terminated its 1988 Restricted Stock Plan. No grants had been made under the latter plan since 1992.

Number of
Securities Remaining
Available for
Future Issuance
Under Equity
		Number of		Compensation
		Securities	Weighted-	Plans
		to be Issued Upon	Average	(Excluding
		Exercise of	Exercise Price of	Securities Reflected
		Outstanding	Outstanding	in the Second
	Plan Category	Options(2)	Options(2)	Column)(2)

Equity compensation plans approved by security holders	1997 Employee Stock Option Plan(1)	2,731,350	$14.73	1,053,300
Equity compensation plans not approved by security holders	None

Total		2,731,350	$14.73	1,053,300

     (1) The 1997 Employee Stock Plan was approved by the shareholders of Doral Financial on April 16, 1998. On April 18, 2001, Doral Financial’s shareholders voted to increase the total number of shares authorized to be issued under the plan to 4,500,000 shares.

     (2) Adjusted for 3-for-2 stock split effective September 14, 2002.

Summary of Compensation Plans

      1997 Employee Stock Option Plan. Doral Financial has in effect the 1997 Employee Stock Option plan (the “1997 Option Plan”). The 1997 Option Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”), none of whose members may receive options. The Committee determines the form of the option agreements to be used under the 1997 Option Plan, and the terms and conditions to be included in such option agreements. Under the 1997 Option Plan, as amended, an aggregate of 4,500,000 shares of common stock have been authorized for issuance upon exercise of options, subject to adjustment for stock splits, recapitalizations and similar events. As of December 31, 2002, there were 1,053,300 shares of common stock available for issuance in connection with the 1997 Option Plan. Options may be granted under the 1997 Option Plan at prices equal to 100% of the fair market value of common stock on the date of the grant.

      The 1997 Option Plan provides for the grant of stock options that are intended to qualify as “qualified stock options” (“QSOs”) under Section 1046 of the Puerto Rico Internal Revenue Code of 1994, as amended, as “incentive stock options” under Section 422 of the U.S. Internal Revenue Code (“ISOs”) or “non-statutory stock options” (“NSOs”). Unless an option agreement provides otherwise, all options granted are 50% exercisable after one year and 100% exercisable after two years, with all such options terminating no later than ten years from the date of grant, except for ISOs granted to 10% shareholders, in which case the maximum term is five years. The 1997 Option Plan permits the delivery, with the consent of the Committee, of previously-owned common stock in payment of shares purchased upon exercise of the option. The 1997 Option Plan also contains a limitation on the dollar amount of QSOs or ISOs which may be granted to any employee and additional restrictions pertaining to any grant to a 10% shareholder. No options may be granted under the 1997 Option Plan after March 7, 2007.

      The 1997 Option Plan permits the granting of stock appreciations rights (“SARs”) in tandem with the granting of stock options. SARs entitle the holder to receive in cash upon exercise the difference between the option exercise price and the market value of common stock in lieu of exercising the related option.

      Options and SARs granted under the 1997 Option Plan are not transferrable, except by will or applicable laws of descent and distribution. Under the 1997 Option Plan, upon the occurrence of certain “change of control” transactions involving Doral Financial, all options then outstanding under the 1997 Option Plan become immediately exercisable.

      Retirement Plans. Doral Financial provides a profit sharing plan with a cash or deferred arrangement (the “Incentive Savings Plan”) for all Puerto Rico based employees. The Incentive Savings Plan is available to all employees of Doral Financial who have attained age 18. Participants in the plan have the option of making pre-tax or after-tax contributions to the Plan. Doral Financial will make a matching contribution equal to 50¢ for every dollar of pre-tax contribution made by participants to the Incentive Savings Plan up to 5% of the participant’s basic compensation. Company matching contributions are invested in Doral Financial common stock. Doral Financial may also to make fully discretionary profit sharing contributions to the Incentive Savings Plan. Doral Financial did not make any discretionary profit sharing contributions for the year ended December 31, 2002.

      Doral Financial also maintains a 401-K Plan for its U.S. based employees that provide for benefits substantially similar to those available under the Incentive Savings Plan. For the year ended December 31, 2002, Doral Financial incurred approximately $1.3 million in connection with all its retirement plans.

      Deferred Incentive Compensation Agreements. Doral Financial has entered into deferred incentive compensation arrangements with certain key employees of Doral Financial and its subsidiaries. Such employees are eligible to defer the receipt of incentive compensation. The amount of incentive compensation is credited annually based on a specified percentage of the net income of Doral Financial, its subsidiaries or divisions. Doral Financial’s obligation to make the payments at the end of the deferral period is unfunded, and all such payments are to be made out of the general assets of Doral Financial. Doral Financial is not required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any deferral amount. Doral Financial accrued $512,000 as deferred compensation for 2002.

Performance Graph

      The following Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Doral Financial specifically incorporates this information by reference, and shall not otherwise be deemed filed under these Acts.

      The Performance Graph compares the yearly percentage change in Doral Financial’s cumulative total stockholder return on its common stock to that of the Center for Research in Securities Prices (“CRSP”) NASDAQ Stock Market Index (U.S. Companies) and the CRSP Index for NASDAQ Financial Stocks (SIC 6000-6799 US & Foreign). The Performance Graph assumes that $100 was invested on December 31, 1997 in each of Doral Financial’s common stock, the CRSP NASDAQ Stock Market Index (U.S. Companies) and the CRSP Index for NASDAQ Financial Stocks (SIC 6000-6799 US & Foreign). Doral Financial’s common stock began trading on the New York Stock Exchange on January 8, 2003. Doral Financial anticipates that it will include the New York Stock Exchange Composite Index in future performance graphs.

COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS

Performance Graph for

Doral Financial Corporation

Prepared by the Center for Research in Security Prices

Produced on 02/28/2003 including data to 12/31/2002

Legend

Symbol	CRSP Total Returns Index for:	12/1997	12/1998	12/1999	12/2000	12/2001	12/2002

Square	Doral Financial Corporation	100.0	176.5	100.1	202.9	265.6	371.1

Star	Nasdaq Stock Market (US Companies)	100.0	141.0	261.5	157.4	124.9	86.3

Triangle	Nasdaq Financial Stocks	100.0	97.2	96.5	104.2	114.5	117.9
	SIC 6000–6799 US & Foreign

Note:

A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.

C.	If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D.	The index level for all series was set to $100.0 on 12/31/1997.

Proposal 2

Ratification of Independent Accountants

      The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP as Doral Financial’s independent accountants to audit its financial statements for the year ending December 31, 2003. PricewaterhouseCoopers LLP has served as Doral Financial’s independent public accountants since 1977. Services provided to Doral Financial and its subsidiaries by PricewaterhouseCoopers LLP in fiscal 2002 included the examination of Doral Financial’s consolidated financial statements, limited reviews of quarterly reports, audits of Doral Financial’s subsidiaries, audits of benefit plans, services related to filings with the SEC and other regulatory agencies, and consultations on various tax and accounting matters.

      The Audit Committee reviewed all non-audit services rendered by PricewaterhouseCoopers LLP to Doral Financial and concluded that the provision of such services was compatible with the maintenance of PricewaterhouseCoopers’ independence in the conduct of its auditing functions.

Audit Fees

      The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of Doral Financial’s annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in Doral Financial’s Quarterly Reports on Form 10-Q filed with the SEC for that fiscal year were $651,000.

Financial Information Systems Design and Implementation Fees

      PricewaterhouseCoopers LLP billed no fees for professional services rendered to Doral Financial for information technology services relating to financial information systems designs and implementation for the fiscal year ended December 31, 2002.

All Other Fees

      The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to Doral Financial, other than the services described above under “Audit Fees,” for the fiscal year ended December 31, 2002 were $242,000, of which approximately $123,000 were for tax services, and $119,000 were related to preparation of comfort letters in connection with the issuance of securities by Doral Financial and other accounting consultations. PricewaterhouseCoopers LLP did not provide any internal audit services to Doral Financial during 2002.

      The submission of this proposal to a vote of shareholders is not legally required. If the selection of PricewaterhouseCoopers LLP is not approved, the Audit Committee will reconsider its selection. The affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, at the annual meeting is required to adopt this proposal.

      A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

Vote Recommendation

      The Board of Directors unanimously recommends that stockholders vote FOR ratification of the selection of PricewaterhouseCoopers LLP as Doral Financial’s independent accountants.

Other Matters

      Management knows of no matters that may be brought before the annual meeting or any adjournment thereof other than those described in the accompanying notice of meeting and routine matters incidental to the conduct of the meeting. If any other matter should come before the annual meeting or any adjournment thereof it is the intention of the persons named in the accompanying form of proxy or their substitutes to vote the proxies in accordance with their judgment on such matters.

Stockholder Proposals

      Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders to be held in April 2004 must be received by Doral Financial at its principal executive office by the close of business on November 18, 2003. Proposals should be directed to the attention of the Secretary of Doral Financial.

Annual Report

      A copy of Doral Financial’s Annual Report to Shareholders containing the consolidated financial statements of Doral Financial for the fiscal year ended December 31, 2002 accompanies this Proxy Statement. Such Annual Report is not part of the proxy solicitation materials.

      Upon receipt of a written or oral request, Doral Financial will furnish to any stockholder without charge a copy of Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2002, without the accompanying exhibits. A list of exhibits is included in the Form 10-K and exhibits are available from Doral Financial upon the payment to Doral Financial of the costs of furnishing them. Such written or oral request should be directed to: Secretary, Doral Financial Corporation, 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717, telephone number (787) 474-6709.

      The above Notice of Meeting and Proxy Statement are sent by order of the Board of Directors of Doral Financial Corporation.

Richard F. Bonini
Senior Executive Vice President and Secretary

Dated: March 17, 2003

Doral Financial Corporation
1451 F.D. Roosevelt Ave.
San Juan, Puerto Rico 00920-2717

PROXY

SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

     The undersigned holder of Common Stock of Doral Financial Corporation (the “Corporation”) hereby authorizes and appoints Salomon Levis, Zoila Levis and Richard F. Bonini, or any one or more of them, as proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of the Corporation to be held at the Seventh Floor of the Doral Financial Plaza Building, 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico at 11:00 a.m., local time, on Wednesday, April 23, 2003 and any adjournment or adjournments of said meeting and thereat to vote and act with respect to all the shares of Common Stock of the Corporation that the undersigned would be entitled to vote if then personally present in accordance with the instructions listed on the reverse hereof.

     Such proxies may vote in their discretion upon such other business as may properly be brought before the meeting or any adjournment thereof.

     Receipt of the Notice of Meeting and the related Proxy Statement is hereby acknowledged.

(Continues and to be signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

The Board of Directors recommends a vote FOR Items 1 and 2.

No. 1 — Election Directors	No. 2 — Appointment of PricewaterhouseCoopers LLP as Independent Accountants

Nominees are 01 Richard F. Bonini, 02 Edgar M. Cullman, Jr., 03 John L. Ernst, 04 Efraim Kier, 05 Salomon Levis, 06 Zoila Levis, 07 Harold D. Vicente and 08 John B. Hughes.	FOR all listed nominees ☐	WITHHOLD as to all nominees ☐	FOR ☐	AGAINST ☐	ABSTAIN ☐

(To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

To vote in accordance with the Board of Directors’ recommendation, just sign below. No boxes need to be checked.

Dated:	, 2003

Signature

Signature

Please mark, date and sign as your name appears to the left and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name by a duly authorized officer. If shares are held jointly, each shareholder named should sign.

FOLD AND DETACH HERE